Ex 99.1

INTRICON REPORTS 2016 FIRST-QUARTER RESULTS

Hearing Health and Medical Revenue Up Over Prior Year

ARDEN HILLS, Minn. — April 26, 2016 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its first quarter ended March 31, 2016.

Highlights:

  Net sales of $18.3 million increased 10 percent over the prior-year period;
  The company’s value hearing health initiatives delivered both year-over-year and sequential growth;
  Gross margins of 28.0 percent improved from 26.1 percent in the first quarter of 2015; and,
  The company amended its credit facilities with The PrivateBank, creating a lending structure with broader financial flexibility.

First-Quarter Financial Results

For the 2016 first quarter, the company reported net sales of $18.3 million, up from $16.6 million in the prior-year period. Gross profit margins grew to 28.0 percent from 26.1 percent in the 2015 first quarter. The gains stemmed primarily from higher overall sales volume. IntriCon posted net income attributable to IntriCon shareholders of $15,000, or $0.00 per diluted share, compared to $284,000, or $0.05 per diluted share, for the 2015 first quarter.

“We are pleased to report year-over-year growth from a net sales and gross margin standpoint. We consciously increased our investment in the first quarter to accelerate expansion in value hearing health, which resulted in a slight decline in net income attributable to IntriCon shareholders,” said Mark S. Gorder, president and chief executive officer. “Our recent value hearing health efforts are beginning to gain traction and we delivered first-quarter net sales gains both year over year and sequentially. We intend to continue focusing our resources on building the infrastructure required to secure high-potential growth opportunities in the value hearing health market.”

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IntriCon Corporation 2016 First-Quarter Results

April 26, 2016

Business Update

First-quarter hearing health sales grew 16 percent over the prior-year period. During the quarter, IntriCon experienced gains in value hearing aids, personal sound amplifier products (PSAP) and assisted listening devices. These were partially offset by anticipated decreases in conventional channel sales.

As previously noted, the conventional channel has experienced a trend of continuing market consolidation. As a result, six large manufacturers now control approximately 98 percent of the global market. However, market penetration has stagnated as end-consumer prices have risen dramatically. This has spurred the development of value hearing aids, PSAPs and assisted listening devices.

Moreover, on April 21, 2016, the U.S. Food and Drug Administration (FDA) hosted a public workshop to gather stakeholder and public input on draft guidance related to the agency's premarket requirements for hearing aids and PSAPs. The FDA’s intent is to consider ways in which regulation can support further device penetration into the hearing market.

“As a company, we are aligned with the FDA's efforts to overcome barriers to device access and spur development and innovation in cost-effective technology,” said Gorder. “We believe these factors create the need for the outcomes-based hearing health delivery model we’ve advocated. Our value hearing health strategy focuses on this need as we continue to build the infrastructure to secure other notable partners who can help drive the company's outcomes-based, hearing health delivery model.”

The company’s integration plan for PC Werth is proceeding on schedule. During the quarter, IntriCon delivered initial devices to the National Health Service and is eagerly awaiting customer feedback. In mid-April, earVenture, the company’s joint venture with the Academy of Doctors of Audiology (ADA), presented at AudiologyNOW!, the annual convention of the American Academy of Audiology. This is part of IntriCon’s comprehensive marketing and sales plan to convert the 400-plus ADA members who have registered to join the earVenture program, into consistent customers, as well as solicit non-registered ADA members to join.

On the medical front, sales in IntriCon’s medical business increased 12 percent in the 2016 first quarter compared to the prior-year first quarter, primarily driven by the company’s largest customer, Medtronic. The gains stemmed from MiniLink REAL-Time Transmitter and related accessories sales, which are incorporated in Medtronic's MiniMed 530G insulin pump and continuous glucose monitoring system. IntriCon anticipates Medtronic revenue gains throughout 2016.

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IntriCon Corporation 2016 First-Quarter Results

April 26, 2016

First quarter 2016 professional audio communication sales were down 16 percent from the prior-year period. IntriCon will continue to leverage its core technologies in professional audio communication to support existing customers, as well as seek related hearing health and medical product opportunities.

On April 15, 2016, IntriCon amended its credit facilities with The PrivateBank. The amendment includes, among other things: an increase in IntriCon’s term loan to $6.0 million from $4.0 million; an increase in the revolving credit facility capacity to $9.0 million from $8.0 million; an increase in the inventory cap on the borrowing base from $3.5 million to $4.0 million; and, revisions to the leverage ratio financial covenants effective March 31, 2016.

Said Gorder, “The higher borrowing capacity of our amended credit facilities is an important step in advancing our future plans. As we look ahead, we are evaluating several options to enhance our infrastructure and secure channel partners in value hearing health. Further, continued core technology investments—including development of ultra-low-power wireless technology aimed to increase efficiencies and access through innovative value hearing health distribution channels and medical biotelemetry markets—are essential to our long-term success.”

Looking Ahead

Concluded Gorder, “I am encouraged with the strong revenue and gross margins posted during the quarter and further progress made in developing our value hearing health infrastructure and advancing our technology portfolio. We are committed to accelerating targeted investment that best position the company for long-term success in the value hearing health and medical biotelemetry markets. Financially, we anticipate second quarter net sales consistent with 2016 first-quarter levels and double-digit gains for the full year.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Tuesday, April 26, 2016, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review fourth-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-800-344-6698 and provide the conference ID number 7654838 to the operator.

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IntriCon Corporation 2016 First-Quarter Results

April 26, 2016

A replay of the conference call will be available three hours after the call ends through 7:00 p.m. CT on Tuesday, May 10, 2016. To access the replay, please visit https://jsp.premiereglobal.com/webrsvp and enter passcode 7654838.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia, United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon's other public filings and releases that are not historical facts or that include forward-looking terminology are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon's control, and may cause IntriCon's actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2015. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillacrt.com

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IntriCon Corporation 2016 First-Quarter Results

April 26, 2016

INTRICON CORPORATION

Consolidated Condensed Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,	March 31,
	2016	2015
	(Unaudited)	(Unaudited)

Sales, net	$18,258	$16,602
Cost of sales	13,144	12,274
Gross profit	5,114	4,328

Operating expenses:
Sales and marketing	1,196	987
General and administrative	2,291	1,709
Research and development	1,416	1,226
Total operating expenses	4,903	3,922
Operating income	211	406

Interest expense	(126)	(103)
Other income (expense)	(70)	136
Income from continuing operations before income taxes	15	439

Income tax (benefit) expense	34	155
Net Income (Loss)	(19)	284
Less: Loss allocated to non-controlling interest	(34)	—
Net Income attributable to IntriCon shareholders	$15	$284

Net income per share attributable to IntriCon shareholders:
Basic	$0.00	$0.05
Diluted	$0.00	$0.05

Average shares outstanding:
Basic	5,981	5,849
Diluted	6,228	6,227

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IntriCon Corporation 2016 First-Quarter Results

April 26, 2016

INTRICON CORPORATION

Consolidated Condensed Balance Sheets

(In Thousands, Except Per Share Amounts)

	March 31,	December 31,
	2016	2015
Current assets:
Cash	$553	$369
Restricted cash	640	610
Accounts receivable, less allowance for doubtful accounts of $136 at March 31, 2016 and $135 at December 31, 2015	8,924	8,578
Inventories	14,556	14,472
Other current assets	932	860
Total current assets	25,605	24,889

Machinery and equipment	39,273	38,653
Less: Accumulated depreciation	32,367	31,911
Net machinery and equipment	6,906	6,742

Goodwill	9,551	9,551
Investment in partnerships	188	224
Other assets, net	1,052	480
Total assets	$43,302	$41,886

Current liabilities:
Current maturities of long-term debt	$1,941	$1,908
Accounts payable	8,275	7,785
Accrued salaries, wages and commissions	1,918	2,559
Deferred gain	28	55
Other accrued liabilities	965	1,279
Total current liabilities	13,127	13,586

Long-term debt, less current maturities	9,603	7,929
Other postretirement benefit obligations	530	542
Accrued pension liabilities	824	812
Other long-term liabilities	137	120
Total liabilities	24,221	22,989
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,986 and 5,981 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	5,986	5,981
Additional paid-in capital	17,922	17,721
Accumulated deficit	(4,031)	(4,046)
Accumulated other comprehensive loss	(723)	(721)
Total shareholders’ equity	19,154	18,935
Non-controlling interest	(73)	(38)
Total equity	19,081	18,897
Total liabilities and equity	$43,302	$41,886

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